Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports First Quarter Fiscal 2021 Results

•Revenue increased 5% to $39.1 billion

•GAAP1 operating loss was $624 million due to an incremental $1.0 billion pre-tax accrual related to opioid litigation; non-GAAP operating earnings increased 7% to $618 million

•GAAP diluted loss per share was $0.86; non-GAAP diluted earnings per share increased 19% to $1.51

•Company raises FY21 earnings guidance

DUBLIN, Ohio, November 5, 2020 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2021 revenues of $39.1 billion, an increase of 5% from the first quarter of last year. First quarter GAAP operating loss was $624 million due to a $1.0 billion pre-tax accrual related to opioid litigation. This quarter’s accrual is incremental to the $5.6 billion accrual recorded in the first quarter of fiscal year 2020. Non-GAAP operating earnings increased 7% to $618 million in the quarter. GAAP diluted loss per share was $0.86, and non-GAAP diluted earnings per share (EPS) increased 19% to $1.51. These results include a moderate negative impact from COVID-19, primarily concentrated in the Pharmaceutical segment.

“Our first quarter results and improved outlook for the year demonstrate the resilience of our business model,” said Mike Kaufmann, CEO of Cardinal Health. “We delivered strong performance in both segments due to progress against our growth initiatives and disciplined expense management. As we continue to navigate the pandemic, we remain focused on optimizing our core businesses and making strategic investments that create long-term value for our shareholders, customers, communities and employees.”

Q1 FY21 summary

	Q1 FY21		Q1 FY20		Y/Y
Revenue	$39.1	billion	$37.3	billion	5%
Operating loss[2]	$(624)	million	$(5.3)	billion	N.M.
Non-GAAP operating earnings	$618	million	$577	million	7%
Net loss attributable to Cardinal Health, Inc.	$(253)	million	$(4.9)	billion	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$445	million	$378	million	18%
Effective Tax Rate	61.8%		7.9%
Non-GAAP Effective Tax Rate	23.1%		23.7%
Diluted EPS attributable to Cardinal Health, Inc.[3]	$(0.86)		$(16.65)		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.51		$1.27		19%

Cardinal Health

Segment results

Pharmaceutical segment

	Q1 FY21		Q1 FY20		Y/Y
Revenue	$35.1	billion	$33.4	billion	5%
Segment profit	$402	million	$398	million	1%
First quarter revenue for the Pharmaceutical segment increased 5% to $35.1 billion, driven by sales growth from Pharmaceutical Distribution and Specialty Solutions customers.

Pharmaceutical segment profit increased 1% to $402 million in the first quarter, due to a higher contribution from brand sales mix. As expected, segment profit growth was adversely affected by COVID-19-related volume declines.

Medical segment

	Q1 FY21		Q1 FY20		Y/Y
Revenue	$4.0	billion	$3.9	billion	1%
Segment profit	$230	million	$170	million	36%
First quarter revenue for the Medical segment increased 1% to $4.0 billion, primarily due to sales growth from Cardinal Health at Home.

Medical segment profit increased 36% to $230 million in the first quarter due to cost savings, including global manufacturing efficiencies. The company estimates that COVID-19 had a minimal net impact on the segment’s first quarter results, as the adverse effects of cancelled or deferred elective procedures were offset by the temporary reduction of certain costs and higher volumes in our lab business. Additionally, the impact of personal protective equipment (PPE) cost increases was mostly mitigated through price increases.

Fiscal year 2021 outlook1
Cardinal Health is updating its fiscal year 2021 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.65 to $5.95 from $5.25 to $5.65. This increased guidance range primarily reflects a combination of a lower-than-previously-expected net headwind related to COVID-19 and improved cost savings.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Opioid lawsuits developments
In October 2019, the company agreed in principle to a global settlement framework with a leadership group of state attorneys general that is designed to resolve all pending and potential opioid lawsuits by states and political subdivisions. Negotiations under this settlement framework continue. In connection with the opioid lawsuits and these discussions, in the first quarter of fiscal year 2021, the company incurred a pre-tax charge of $1.02 billion. This is incremental to the $5.63 billion charge incurred in the first quarter of fiscal year 2020. The total pre-tax accrual for these matters at September 30, 2020 is $6.59 billion. These charges are excluded from the company’s non-GAAP results.

GAAP tax effect of opioid litigation charges
For fiscal 2021, including the tax effects of opioid litigation charges in the calculation of the company’s estimated annual effective tax rate increased the amount of tax benefit in the current quarter by approximately $450 million and is expected to significantly increase the company's provision for income taxes during the remainder of the fiscal year. The company currently estimates net tax benefits of $35 million and $488 million for fiscal 2021 and 2020 in connection with the opioid lawsuit developments.

Cardinal Health

Recent highlights
•Cardinal Health announced that Sheri Edison joined the board of directors effective September 1. Ms. Edison currently serves as Executive Vice President and General Counsel for Amcor plc.
•Cardinal Health board of directors approved a quarterly dividend of $0.4859 per share. The dividend will be payable on January 15, 2021 to shareholders of record at the close of business on January 4, 2021.
•Cardinal Health continues to be recognized for its Diversity and Inclusion efforts, recently in the Forbes 2020 America’s Best Employers for Women list, the Diversity Best Practices (DBP) Inclusion Index, and the 2020 LATINA Style, Inc. 50 report.

Upcoming webcasted investor events
•Credit Suisse 29th Annual Healthcare Conference at 1:15 p.m. EST, November 9
•39th Annual J.P. Morgan Healthcare Conference on January 11-14, 2021

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. EST to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until November 4, 2021.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work. Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.

Contacts
Media: Sarah Shew, sarah.shew@cardinalhealth.com and 614.553.3401
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1 GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

2 GAAP operating loss included a $1.0 billion and $5.6 billion charge related to opioid litigation for the first quarter of 2021 and 2020, respectively

3Due to the net loss during the first quarter of fiscal 2021 and 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain including the possibility that deferrals and cancellations of elective medical procedures will result in a sustained reduction in demand for our products, the possibility that we will not able to recoup or offset cost increases to source certain personal protective or other equipment and the possibility that we will experience supply disruptions of distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health and other components of our generics pharmaceutical program; risks associated with the distribution of opioids, including the financial impact associated with the outcome of the ongoing lawsuits and investigations by certain governmental and regulatory authorities and risks and uncertainties associated with the ongoing settlement framework discussions, including the risk that we may fail to reach a settlement agreement or that a final settlement could require us to pay more than we currently anticipate; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives, including the possibility that they could result in greater charges or expenses than we anticipate, could fail to achieve the desired efficiencies or strategic outcomes and could have unintended consequences, such as business disruption or internal controls deficiencies. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of November 5, 2020. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2021		2020		% Change
Revenue	$39,065		$37,341		5%
Cost of products sold	37,350		35,662		5%
Gross margin	1,715		1,679		2%

Operating expenses:
Distribution, selling, general and administrative expenses	1,137		1,107		3%
Restructuring and employee severance	37		30
Amortization and other acquisition-related costs	118		132
Impairments and (gain)/loss on disposal of assets, net	9		1
Litigation (recoveries)/charges, net [1]	1,038		5,673
Operating loss	(624)		(5,264)		N.M.

Other (income)/expense, net	(7)		14
Interest expense, net	45		66		(32)%
Loss on early extinguishment of debt	1		—
Loss before income taxes	(663)		(5,344)		N.M

Provision for/(benefit from) income taxes [2]	(410)		(423)		N.M
Net loss	(253)		(4,921)		N.M

Less: Net earnings attributable to noncontrolling interests	—		(1)
Net loss attributable to Cardinal Health, Inc.	$(253)		$(4,922)		N.M.

Loss per common share attributable to Cardinal Health, Inc.:
Basic	$(0.86)		$(16.65)		N.M.
Diluted	(0.86)	[3]	(16.65)	[3]	N.M.

Weighted-average number of common shares outstanding:
Basic	293		296
Diluted	293		296
1 Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. In October 2019, we agreed in principle to a global settlement framework with a leadership group of state attorneys general that is designed to resolve all pending and future opioid lawsuits and claims by states and political subdivisions, but not private plaintiffs. The amount of ultimate loss may differ materially from this accrual. Definitive terms for the settlement continue to be negotiated, and there is no assurance that the necessary parties will agree to a definitive settlement agreement or that the contingencies to any agreement will be satisfied.
2 For fiscal 2021, including the tax effects of opioid litigation charges in the calculation of the estimated annual effective tax rate increased the amount of tax benefit in the current quarter by approximately $450 million and is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The current estimate of net tax benefits is $35 million and $488 million for fiscal 2021 and 2020 in connection with opioid lawsuit developments.

3 Due to the net loss during the first quarter of fiscal 2021 and 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30, 2020	June 30, 2020
Assets
Current assets:
Cash and equivalents	$2,746	$2,771
Trade receivables, net	8,637	8,264
Inventories, net	13,439	13,198
Prepaid expenses and other	2,208	1,707
Total current assets	27,030	25,940

Property and equipment, net	2,369	2,366
Goodwill and other intangibles, net	11,186	11,275
Other assets	1,142	1,185
Total assets	$41,727	$40,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,688	$21,374
Current portion of long-term obligations and other short-term borrowings	12	10
Other accrued liabilities	2,316	2,231
Total current liabilities	24,016	23,615

Long-term obligations, less current portion	6,728	6,765
Deferred income taxes and other liabilities	9,558	8,594

Total shareholders’ equity	1,425	1,792
Total liabilities and shareholders’ equity	$41,727	$40,766

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2021	2020
Cash flows from operating activities:
Net loss	$(253)	$(4,921)

Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	205	234
Impairments and (gain)/loss on disposal of assets, net	9	1
Share-based compensation	28	20
Provision for bad debts	16	29
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	(388)	229
(Increase)/decrease in inventories	(245)	356
Increase/(decrease) in accounts payable	313	(1,812)
Other accrued liabilities and operating items, net	585	5,211
Net cash provided by/(used in) operating activities	270	(653)

Cash flows from investing activities:
Additions to property and equipment	(78)	(72)
Purchases of investments	(17)	(3)
Proceeds from investments	1	2
Net cash used in investing activities	(94)	(73)

Cash flows from financing activities:
Net change in short-term borrowings	—	(2)
Reduction of long-term obligations, net of issuance costs	(40)	(74)
Net tax proceeds withholdings from share-based compensation	(12)	(13)
Dividends on common shares	(146)	(146)
Purchase of treasury shares	—	(350)
Net cash used in financing activities	(198)	(585)

Effect of exchange rates changes on cash and equivalents	(3)	(8)

Net decrease in cash and equivalents	(25)	(1,319)
Cash and equivalents at beginning of period	2,771	2,531
Cash and equivalents at end of period	$2,746	$1,212

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

First Quarter

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$35,112	$33,428	Amount	$3,957	$3,917
Growth rate	5%	6%	Growth rate	1%	3%

Segment profit			Segment profit
Amount	$402	$398	Amount	$230	$170
Growth rate	1%	(3)%	Growth rate	36%	26%
Segment profit margin	1.14%	1.19%	Segment profit margin	5.81%	4.33%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	First Quarter 2021
GAAP	$1,715	2%	$1,137	3%	$(624)	N.M.	$(663)	$(410)	$(253)	N.M.	61.8%	$(0.86)	N.M.
Surgical gown recalls costs	2		3		(1)		(1)	—	(1)			—
State opioid assessment related to prior fiscal years	—		(41)		41		41	10	31			0.10
Restructuring and employee severance	—		—		37		37	9	28			0.09
Amortization and other acquisition-related costs	—		—		118		118	29	89			0.30
Impairments and (gain)/loss on disposal of assets	—		—		9		9	16	(7)			(0.02)
Litigation (recoveries)/charges, net[5]	—		—		1,038		1,038	479	559			1.91
Loss on early extinguishment of debt	—		—		—		1	1	—			—
Non-GAAP	$1,717	2%	$1,099	—%	$618	7%	$580	$134	$445	18%	23.1%	$1.51	19%
	First Quarter 2020
GAAP	$1,679	1%	$1,107	(4)%	$(5,264)	N.M	$(5,344)	$(423)	$(4,922)	N.M.	7.9%	$(16.65)	N.M.
State opioid assessment related to prior fiscal years	—		(5)		5		5	1	4			0.01
Restructuring and employee severance	—		—		30		30	8	22			0.08
Amortization and other acquisition-related costs	—		—		132		132	34	98			0.33
Impairments and (gain)/loss on disposal of assets, net	—		—		1		1	—	1			—
Litigation (recoveries)/charges, net[5]	—		—		5,673		5,673	498	5,175			17.51
Non-GAAP	$1,679	1%	$1,102	(2)%	$577	6%	$496	$117	$378	(4)%	23.7%	$1.27	(2)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4First quarter fiscal 2021 and 2020 GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 and 296 million common shares, respectively, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the quarter. First quarter fiscal 2021 and 2020 non-GAAP diluted EPS is calculated using a weighted average of 295 and 297 million common shares, respectively, which includes potentially dilutive shares.
5Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. For fiscal 2021, including the tax effects of opioid litigation charges in the calculation of the estimated annual effective tax rate increased the amount of tax benefit in the current quarter by approximately $450 million and is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The current estimate of net tax benefits is $35 million and $488 million for fiscal 2021 and 2020 in connection with opioid lawsuit developments.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs includes inventory write-offs and certain remediation and supply disruption costs arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Reversals of these accruals have occurred when the underlying assessments were invalidated by a Court.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2021 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2021 impacted the Company's first quarter EPS by $2.37, which includes a $1.87 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general, and administrative expenses).
Segment Profit Margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating loss excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: loss before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, and (8) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net loss attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt, each net of tax, and (9) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt, and (9) transitional tax benefit, (net) divided by (loss before income taxes adjusted for the first eight items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.